UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Amendment #1
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 21, 2009
Commission File No. 0-10587
FULTON FINANCIAL CORPORATION
(Exact name of Registrant as specified in its Charter)

Pennsylvania (State or other jurisdiction of incorporation)	23-2195389 (IRS Employer Identification Number)

One Penn Square Lancaster, Pennsylvania (Address of principal executive offices)	17602 (Zip Code)
Registrant’s telephone number, including area code: 717-291-2411
Former name or former address, if changed since last Report: N/A
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐     Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Explanatory Note
This Form 8-K/A amends the Current Report on Form 8-K of Fulton Financial Corporation (the “Company”) filed with the Securities and Exchange Commission on July 21, 2009.
Specifically, this Form 8-K/A corrects certain dollar amounts and percentage changes related to the Company’s loan portfolio presented in the earnings release filed as Exhibit 99.1 to the Current Report on Form 8-K and in the supplemental financial information filed as Exhibit 99.2 to the Current Report on Form 8-K. The primary correction, in comparison to the amounts reported in the earnings release, was an increase in construction loans at June 30, 2009 of approximately $33 million, with a corresponding decrease in commercial loans. Similar reclassifications, primarily between construction and commercial loans, were made among average loan balances, by type, for all periods presented.
The corrections to the earnings release have no impact on reported earnings or the total amount of the loan portfolio. Thus, while the Company does not believe that the corrections are material, this Form 8-K/A is being filed so that the amounts set forth in the earnings release correspond to the amounts expected to be included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.
This Form 8-K/A amends and restates in its entirety Item 2.02 and Item 9.01 to reflect this information.
Item 2.02 — Results of Operations and Financial Condition
On July 21, 2009 Fulton Financial Corporation announced its results of operations for the second quarter ended June 30, 2009. A copy of the earnings release is attached as Exhibit 99.1 to this Form 8-K. Supplemental financial information included with the earnings release is attached as Exhibit 99.2 to this report.
Item 9.01 Financial Statements And Exhibits
(d) Exhibits.

Exhibit No.	Description

99.1	Revised Earnings Release dated July 21, 2009.
99.2	Revised Supplemental financial information for the quarter ended June 30, 2009.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 29, 2009	FULTON FINANCIAL CORPORATION
	By:	/s/ Charles J. Nugent
Charles J. Nugent
Senior Executive Vice President and Chief Financial Officer

3